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                                                                    Exhibit 99.1
                                                                    ------------

                       SPRINT CORPORATION INCREASES AMOUNT
                     TO BE PAID FOR PEOPLE'S CHOICE TV CORP.
                        COMMON STOCK TO $10.00 PER SHARE
                        --------------------------------

                  Shelton, Connecticut -- People's Choice TV Corp. (OTC Bulletin
Board: PCTV) announced today that, as a result of recent transactions into which Sprint Corporation (NYSE: FON) has entered into with certain stockholders of PCTV, the consideration to be received by each common stockholder of PCTV in Sprint's pending acquisition of PCTV will be increased from $8.00 to $10.00 per share in cash.

                  In a public filing made today with the Securities and Exchange Commission, Sprint Corporation disclosed that it has recently entered into option agreements with certain stockholders of PCTV to acquire from them an aggregate of 2,227,000 shares of PCTV common stock at a price of $10.00 per share. The definitive Agreement and Plan of Merger that PCTV and Sprint signed on April 12, 1999 provides that if Sprint acquires or obtains options to acquire any additional shares of PCTV common stock at a price in excess of $8.00 per share, the consideration to be paid by Sprint in the merger would be increased to that higher price. In its filing with the SEC, Sprint states it now beneficially owns shares representing 49.997% of the outstanding voting power of PCTV.

                  Consummation of Sprint's acquisition of PCTV is subject to the receipt of PCTV stockholder and government regulatory approvals.

                  All statements contained herein that are not historical fact are based on current expectations. These statements are forward looking in nature and involve a number of risks

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and uncertainties. Actual results may differ materially. All such statements should be considered with regard to the risk factors described in the Company's reports filed with the SEC. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements speak only as of the date made.

                  People's Choice TV Corp. is a wireless communications company with wireless transmission capacity in nine major cities located in the southwest and midwest. The Company provides wireless cable television service in Chicago, Houston, Phoenix, Detroit, St. Louis and Tucson and provides wireless high-speed data communications service marketed under the name of SpeedChoice(TM) in the Detroit and Phoenix markets.

         CONTACT: Robert Hoskins, Director of Media Relations of People's Choice TV Corp., 602-684-1557.